EXHIBIT 10.05

Robert S. Islinger
14616 Eby
Overland Park, Kansas 66221

Dear Bob:

January 23, 2001

This letter replaces Bill Skinner's December 19th offer letter.

On behalf of Egghead.com I am pleased to offer you the position of Sr. Vice President of Marketing, reporting to me in my role as President & CEO. You will start working with us during February 2001 on some date mutually agreed upon between you and I.

Your cash compensation package will have three components during your first year at Egghead. Your annual base salary will be $225,000 paid in 26 increments over the course of the year. You will receive a $50,000 sign-on bonus, payable as a lump sum within your first 30 days of employment. Finally, your first year's bonus will be guaranteed at $100,000, and paid in equal installments during the beginning of July 2001 and the beginning of January 2002.

From 2002 onward, your cash compensation package will have two components. Effective upon your first anniversary with Egghead you will receive a $30,000 increase in your base salary, taking it from $225,000 to $255,000. During 2002 you will begin participation in Egghead's Sr. Management Bonus Program, which will have a payout target of 55% of your base salary for 2002 only. In subsequent years your Sr. Management Bonus Program payout target will be 40% of your base salary.

You will begin accruing vacation at the rate of 3 weeks per year on your first day of work.

In the event that you are involuntarily terminated, except for a Termination for Cause as defined below, you will be paid 6 months of base salary in a lump sum within 30 days of your termination date. Further, if you voluntarily terminate within six months following the close of a Change of Control transaction as defined below, because your duties, responsibilities, or compensation is materially diminished, or the location of your office is changed by more than 50 miles, you will be paid 6 months base salary in a lump sum within 30 days of your termination date.

You will receive an option to purchase 275,000 shares of Egghead common stock, subject to board approval. This stock will vest monthly over a four-year period after a six-month "cliff". Your stock option price will be based upon the closing price of Egghead.com stock the workday prior to the commencement of your employment with us.

Many of the costs associated with your relocation to the Vancouver area will be paid directly or reimbursable as stated in the enclosed and amended Relocation Policy.

Egghead will provide to you upon request a loan of up to $300,000 to aid in purchasing a home on the following terms:

  Loan must commence within 1 year of your employment start date

  Loan period is for 5 calendar years from commencement

  Loan is at the minimum IRS rate as of the time of origination

  Loan is payable as follows:

  Loan can be prepaid at any time

  Accrued interest payable not less frequently than quarterly

  50% of any net proceeds of sale of Egghead.com stock will be used to pay down loan during the loan term

  Principal payable upon the earlier of (a) end of loan term, (b) sale of property, or (c) within 2 years if employment is terminated without cause by Egghead, but in no event later than 5 calendar years from commencement, or (d) immediately if employment ends for any other reason.

  Loan to be secured by 2nd interest in property purchased

A formal loan note and associated documentation will be drawn up and executed prior to origination of the loan.

Egghead provides employees a wide array of benefits including a company matched 401K plan and an Employee Stock Purchase Plan. Most of these benefits, including health care benefits will begin on the first day of your employment.

You will be required to sign a standard Employee Inventions and Assignment Agreement and an Acknowledgement and Receipt of Egghead.com's Employee Handbook. Your employment will at all times be "at will", which means that you or Egghead can terminate your employment at any time with or without cause. There will be no express or implied agreements to the contrary.

Please sign and return a copy of this letter to indicate your acceptance of our offer. This offer is contingent on the completion of reference checks and a background check. If you have any questions, please feel free to call bill or me. or any other member of the executive staff. This offer expires if not signed and returned by Friday, January 26, 2001. You may fax it to me on (650) 473 6990.

Sincerely,

/s/ Jeff Sheahan

Jeff Sheahan

President & CEO

I accept this job offer as described above:

Signature: /s/ Robert Islinger Date:01/31/01

Definition of Termination for Cause: The company's termination of an executive's employment for (I) willful failure or refusal without proper cause, to substantially perform his duties as an employee of the company; (ii) the executive's conviction for any criminal act, except that a misdemeanor conviction shall not constitute "Termination for Cause" unless it shall have involved misappropriate use of funds or property, fraud, or other similar activity which bears directly upon the executive's ability to perform faithfully his duties as an employee of the Company. The executive shall have an opportunity to appeal such termination to the board of directors of the company.

Definition of Change of Control Transaction: (i) a merger or consolidation in which the voting shares of the Corporation immediately before the merger or consolidation do not represent, or are not converted into shares representing, a majority of the voting poser of the surviving corporation; (ii) a transfer of shares representing more than 50% of the voting power of the Corporation to a single entity or person or group of related entities or persons; or (iii) a sale of substantially all of the assets of the Corporation.